THE GABELLI VALUE 25 FUND INC.

EXHIBIT ITEM 77Q1(a)
ARTICLES OF AMENDMENT
TO THE ARTICLES OF INCORPORATION
OF
THE GABELLI VALUE FUND INC.

      The Gabelli Value Fund Inc., a Maryland
corporation (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

      FIRST: Article II of the charter of the Corporation (the "Charter") is hereby amended to change the name of the Corporation to:

The Gabelli Value 25 Fund Inc.

      SECOND: The foregoing amendment to the Charter was approved by the Board of Directors of the Corporation and was limited to a change expressly authorized by Section
2-605(a)(1) of the Maryland General Corporation Law without action by the stockholders.

            THIRD: The undersigned President of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.


-Signature Page Follows-






   IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its President and attested by its Treasurer this 9th day of December, 2013.

ATTEST:               THE GABELLI VALUE FUND INC.



/s/ Agnes Mullady         By: /s/ Bruce N. Alpert____(SEAL)
Agnes Mullady               Bruce N. Alpert
Treasurer                     President